(g)(3)(iii)

EXECUTION VERSION

AMENDMENT TO

SECURITIES LENDING AGREEMENT AND GUARANTY

This  AMENDMENT  TO  SECURITIES  LENDING  AGREEMENT  AND  GUARANTY  is effective as of March 21, 2019 (the “Effective  Date”),   by and between   THE BANK OF NEW YORK MELLON (“Bank”) and each Investment Company listed on Exhibit A thereto, for itself and for each Series (each Investment Company and each Series is hereinafter referred to as “Lender”).

WHEREAS, Lenders and Bank have entered into a certain Securities Lending Agreement and Guaranty dated as of August 7, 2003 (as amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, Lenders and Bank desire to amend the Agreement in certain respects as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants set forth in the Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                     From and after the Effective Date, Article IV of the Agreement is hereby amended by deleting Section 2(d) therefrom in its entirety and substituting in lieu thereof the following:

“(d) Except as otherwise provided herein, all Collateral, Approved Investments and Proceeds credited to the Collateral Account shall be controlled by, and subject only to the instructions of, Bank, and Bank shall not be required to comply with an instructions of Lender with respect to the same, except that (1) Bank shall comply with instructions provided under section (b) above, and

(2) if Bank has advised Lender that an Approved Investment has a rating lower than the rating required by Schedule I, Bank shall liquidate such Approved Investment upon receipt of Written or Oral Instruction instructing Bank lo do so.”

2.                                    Except as expressly amended hereby, all of the provisions of the Agreement shall continue in full force and effect; and are hereby ratified and confirmed in all respects. Upon the effectiveness of this Amendment, all references in the Agreement to “this Agreement” (and all indirect references such ns “herein”, “hereby”, “hereunder” and “hereof’) shall be deemed to refer to the Agreement as amended by this Amendment.

3.                                   This Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

VOYA FUNDS, on behalf of each Investment		THE BANK OF NEW YORK MELLON
Company and each Series as listed on Exhibit
A thereto

By:	/s/ Todd Modic	By:	/s/ William P. Kelly
(Signature)		(Signature)

Name:	Todd Modic	Name:	William P. Kelly
Title:	Senior Vice President	Title:	Managing Director

		By:	/s/ Lawrence J. Mannix
(Signature)

		Name:	Lawrence J. Mannix
		Title:	Managing Director